Exhibit 8.1
Subsidiaries at December 31, 2015:

Name	Country	Nature of business	Shares held by the Group	Shares held by NCI
Directly held interests
Ferrari S.p.A.	Italy	Manufacturing	100%	-%

Indirectly held through Ferrari S.p.A.
Ferrari North America Inc.	USA	Importer and distributor	100%	-%
Ferrari Japan KK	Japan	Importer and distributor	100%	-%
Ferrari Australasia Pty Limited	Australia	Importer and distributor	100%	-%
Ferrari International Cars Trading (Shanghai) Co. L.t.d.	China	Importer and distributor	80%	20%
Ferrari Far East Pte Limited	Singapore	Service company	100%	-%
Ferrari Management Consulting (Shanghai) Co. L.t.d.	China	Service company	100%	-%
Ferrari South West Europe S.a.r.l.	France	Service company	100%	-%
Ferrari Central East Europe GmbH	Germany	Service company	100%	-%
G.S.A. S.A.	Switzerland	Service company	100%	-%
Ferrari North Europe L.t.d.	UK	Service company	100%	-%
Mugello Circuit S.p.A.	Italy	Racetrack management	100%	-%
Ferrari Financial Services S.p.A.	Italy	Financial services	100%	-%

Indirectly held through other Group entities
Ferrari Financial Services A.G. (1)	Germany	Financial services	100%	-%
Ferrari Financial Services Inc. (1)	USA	Financial services	100%	-%
Ferrari Financial Services Japan KK (1)	Japan	Financial services	100%	-%
410, Park Display Inc. (2)	USA	Company holding real estate	100%	-%
______________________________

(1)	Shareholding held by Ferrari Financial Services S.p.A.

(2)	Shareholding held by Ferrari North America Inc.